Exhibit 16.1

MOORE & ASSOCIATES, CHARTERED
ACCOUNTANTS AND ADVISORS

August 11, 2009

U. S. Securities and Exchange Commission 450 Fifth Street NW
Washington DC 20549

Re: Fresca Worldwide Trading Corp.

Dear Sirs:

We were previously the principal auditors for Fresca Worldwide Trading Corp. and we reported on the financial statements of Fresca Worldwide Trading Corp. for the period from inception, August 9, 2006 to June 30, 2009. We have read Fresca Worldwide Trading Corp.’s statements under Item 4 of its Form 8-K/A, dated August 25, 2009, and we agree with such statements.

For the most recent fiscal period through to August 25, 2009, there have been no disagreements between Fresca Worldwide Trading Corp. and Moore & Associates, Chtd. on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of Moore & Associates, Chtd. would have caused it to make a reference to the subject matter of the disagreement in connection with its reports.

Yours truly,

/s/ Moore & Associates, Chartered --------------------------------- Moore & Associates, Chartered Las Vegas, Nevada

6490 West Desert Inn Road, Las Vegas, NV 89146
(702) 253-7499 Fax (702) 253-7501